UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): February 17, 2017

Aina Le’a, Inc.

 (Exact name of registrant as specified in its charter)

Delaware	333-182904	N/A
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

69-201 Waikoloa Beach Drive, #2617

Waikoloa, Hawaii 96738

(Address of Principal Executive Offices) (Zip Code)

(808) 886 - 1702

(Registrant’s Telephone Number, Including Area Code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation to the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.02 Termination of a Material Definitive Agreement.

On February 17, 2017 and again on February 22, 2017, Origo Acquisition Corporation, a Cayman Islands Company (“Origo”) provided letters (together, the “Termination Notice”) to Aina Le’a, Inc., a Delaware corporation (the “Company”), that purported to terminate the Merger Agreement, dated December 19, 2016 (the “Merger Agreement”), by and among Origo, the Company and Aina Le’a Merger Sub, Inc., a Delaware corporation and a wholly-owned subsidiary of the Company. The Merger Agreement was previously disclosed in the Company’s Current Report on Form 8-K (the “Original 8-K”) filed with the Securities and Exchange Commission (the “SEC”) on December 23, 2016. The Termination Notice stated that Origo had the right under Article VIII of the Merger Agreement to terminate the Merger Agreement because of certain specified events stated in the Termination Notice, including breaches of Sections 5.1(a), 5.7, 5.8(iv), 5.9 and 5.11 of the Merger Agreement, and further stated that there had been a Material Adverse Effect on the Company that was uncured and continuing.

Following receipt of the Termination Notice, the Company provided a letter to Origo on February 23, 2017 disputing the facts specified in the Termination Notice. However, after careful evaluation, the Company decided that it is not in the best interest of its stakeholders to continue pursuing the merger and terminated the Merger Agreement as permitted by Section 8.1(a) of the Merger Agreement. In accordance with the terms set forth in the Merger Agreement, no termination fees will be payable by any party to the Merger Agreement.

The material terms of the Merger Agreement and certain related agreements were summarized in the Original 8-K, and the Merger Agreement and related agreements were filed as exhibits to the Original 8-K.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated: February 23, 2017	AINA LE’A, INC.

	By:	/s/ Robert Wessels
Name: Robert Wessels
Title: Chief Executive Officer